Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Ron Pauli

(847) 908-1604

MEDIA CONTACT:

Geoff Curtis, WCG

(312) 646-6298

SAGENT PHARMACEUTICALS REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

-Conference Call Today at 9:00 a.m. CDT-

SCHAUMBURG, Ill., August 9, 2011 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) today announced financial results for the quarter ended June 30, 2011 and provided a corporate update.

“We continued our strong momentum during the second quarter, growing revenues by more than 200 percent year-over-year for the second consecutive quarter,” said Jeffrey M. Yordon, chief executive officer, founder, and chairman of the board of Sagent. “We continued our progress in July as the first company to launch generic levofloxacin in pre-mixed bags, with the launch of gemcitabine at patent expiry and the launch of the generic form of Zosyn®, piperacillin and tazobactam. We expect these recent launches to drive strong growth during the remainder of the year as we continue our focus on the forthcoming launches of 42 additional products, which represent 75 ANDAs that have been recently approved or are pending approval by the FDA.”

Recent Accomplishments

•

Priced its initial public offering on April 19, 2011 and began trading on the NASDAQ Global Market under the trading symbol “SGNT” on April 20, 2011. Net proceeds from Sagent’s initial public offering were $95.8 million.

•	Launched levofloxacin injection in 5% dextrose, the generic form of the antibacterial drug Levaquin®, in three ready-to-use premix bag strengths.

•	Launched three distinct single dose vial presentations of piperacillin and tazobactam for injection, the generic form of Zosyn®.

•	Launched gemcitabine HCI for injection in two distinct single dose vial presentations at patent expiry. Gemcitabine HCI is the generic form of the oncolytic drug Gemzar®.

•	Announced U.S. Food and Drug Administration (“FDA”) approval of polymyxin B for injection, USP, an antibacterial drug. Polymyxin B is offered in latex-free vials.

Second Quarter 2011 Financial Results

Net revenue for the second quarter of 2011 was $32.3 million, an increase of $21.7 million, or 205%, compared to $10.6 million in the second quarter of 2010. The launch of 31 new codes or presentations of 10 new products since June 2010 contributed $20.2 million, or 93%, of the net revenue increase for the second quarter. Gross profit for the second quarter of 2011 was $2.7 million, or 8.5% of net revenues, compared to negative $0.1 million, or -0.9% of net revenues, in the second quarter of 2010. We currently expect that gross profit as a percentage of net revenues will be in the mid-teens for the full year.

Total operating expenses for the second quarter of 2011 increased 18% to $9.4 million, compared with $8.0 million for the same period in 2010. Product development expense for the second quarter totaled $2.4 million compared to $3.3 million in the second quarter 2010 with the decrease due primarily to the timing of development activities. Selling, general and administrative (“SG&A”) expenses for the second quarter of 2011 totaled $6.5 million compared to $4.4 million in the first quarter of 2010, the increase due primarily to increases in headcount and corporate infrastructure to support Sagent’s initial public offering and revenue growth. SG&A comprised 20.1% and 41.2% of net revenue in the second quarter of 2011 and 2010, respectively. The decrease in SG&A as a percentage of net revenue reflects the significant sales growth over Sagent’s relatively fixed and in-place selling and administrative infrastructure.

Our cash and cash equivalents and short term investments at June 30, 2011 were $127.2 million, and our working capital totaled $134.6 million.

Conference Call Information

To participate by telephone in today’s live call beginning at 9:00 a.m. Central Time, please call 877-293-5456 from North America or +1-707-287-9357 globally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 30 days following the live call.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including but not limited to our expected gross margin percentage, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent quarterly report on Form 10-Q and Sagent’s IPO prospectus filed on April 21, 2011. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended June 30,
	2011	2010	$ change	% change
Net revenue	$32,254	$10,560	$21,694	205%
Cost of sales	29,505	10,658	18,847	178%

Gross profit	2,749	(98)	2,847	N/M
Gross profit as % of net revenue	8.5%	-0.9%	9.4%
Operating expenses:
Product development	2,374	3,272	(898)	-27%
Selling, general and administrative	6,476	4,355	2,121	49%
Equity in net loss of joint ventures	524	332	192	58%

Total operating expenses	9,374	7,959	1,415	18%

Loss from operations	(6,625)	(8,057)	1,432	18%
Interest income and other	56	4	52	1300%
Interest expense	(1,242)	(228)	(1,014)	-445%
Change in fair value of preferred stock warrants	(384)	(408)	24	6%

Loss before income taxes	(8,195)	(8,689)	494	6%
Provision for income taxes	—	—	—	0%

Net loss	$(8,195)	$(8,689)	$494	6%

Net loss per common share:
Basic	$(0.37)	$(4.47)	$4.10	92%
Diluted	$(0.37)	$(4.47)	$4.10	92%

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Six months ended June 30,		$ change	% change
	2011	2010
Net revenue	$62,598	$19,204	$43,394	226%
Cost of sales	55,260	19,009	36,251	191%

Gross profit	7,338	195	7,143	3663%
Gross profit as % of net revenue	11.7%	1.0%	10.7%
Operating expenses:
Product development	4,731	6,066	(1,335)	-22%
Selling, general and administrative	11,451	8,521	2,930	34%
Equity in net loss of joint ventures	1,197	767	430	56%

Total operating expenses	17,379	15,354	2,025	13%

Loss from operations	(10,041)	(15,159)	5,118	34%
Interest income and other	75	8	67	838%
Interest expense	(1,762)	(467)	(1,295)	-277%
Change in fair value of preferred stock warrants	(838)	(408)	(430)	-105%

Loss before income taxes	(12,566)	(16,026)	3,460	22%
Provision for income taxes	—	—	—	0%

Net loss	$(12,566)	$(16,026)	$3,460	22%

Net loss per common share:
Basic	$(1.04)	$(8.36)	$7.32	88%
Diluted	$(1.04)	$(8.36)	$7.32	88%

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2011	December 31, 2010

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,006	$34,376
Restricted cash and cash equivalents	671	208
Short term investments	49,235	—
Accounts receivable, net of chargebacks and other deductions	21,600	18,939
Inventories	31,689	30,567
Due from related party	206	868
Prepaid expenses and other current assets	4,739	5,435

Total current assets	186,146	90,393
Restricted cash and cash equivalents	100	100
Property, plant, and equipment, net	788	785
Investment in joint ventures	22,970	24,466
Intangible assets, net	3,031	2,613
Other assets	848	232

Total assets	$213,883	$118,589

Liabilities, preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$15,110	$24,449
Due to related party	1,892	2,494
Accrued profit sharing	2,862	3,717
Accrued liabilities	4,764	4,800
Preferred stock warrants	—	1,432
Current portion of long-term debt	6,818	—
Notes payable	20,108	20,726

Total current liabilities	51,554	57,618

Long term liabilities:
Long-term debt	8,182	—
Other long-term liabilities	606	6

Total liabilities	60,342	57,624
Total preferred stock	—	157,774
Total stockholders’ equity (deficit)	153,541	(96,809)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$213,883	$118,589